Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 23, 2007, with respect to the consolidated financial statements in the Annual Report of Hercules Offshore, Inc. on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of Hercules Offshore, Inc. on Forms S-8 (File No. 333-129344 effective October 31, 2005, File No. 333-134135 effective May 15, 2006, and File No. 333-149289 effective February 15, 2008) and on Form S-3 (File No. 333-138475 effective February 17, 2009).
/s/ GRANT THORNTON LLP
Houston, Texas
February 25, 2009